                                                                    Exhibit 12.7


                            AT&T COMCAST CORPORATION
STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)


                                              Six Months Ended June 30,        Year Ended December 31,
                                              -------------------------        -----------------------
                                                       2002                             2001
                                                       ----                             ----
Earnings (loss) before fixed charges(1):

 Loss before minority interest,
   extraordinary items and
   cumulative effect of accounting change          (13,979.9)                          (3,830.0)

 Income tax benefit                                 (5,940.0)                          (2,096.8)

 Equity in net (income) losses of affiliates         1,052.4                              (13.5)

 Fixed charges                                       1,144.9                            2,340.5
                                                  ----------                          ---------
                                                  ($17,722.6)                         ($3,599.8)
                                                  ==========                          =========

 Fixed charges(1):

  Interest expense                                  $1,144.9                           $2,340.5


                                                    --------                          ---------
                                                    $1,144.9                           $2,340.5
                                                    ========                          =========


Ratio of earnings to fixed charges(2)                   --                                 --


----------------------

(1) For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary items, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense.


(2) For the six months ended June 30, 2002 and for the year ended December
31, 2001, earnings, as defined were inadequate to cover fixed charges by $18.868 billion and $5.940 billion, respectively.